45 Fremont Street

26th Floor

San Francisco, CA 94105-4446 +1 415 262 4500 Main

+1 415 262 4555 Fax www.dechert.com

November 25, 2025

ProFunds

7272 Wisconsin Avenue, 21st Floor

Bethesda, MD 20814

Dear Ladies and Gentlemen:

We have acted as counsel for ProFunds (the “Trust”), a trust duly organized and validly existing under the laws of the State of Delaware, in connection with the post-effective amendment to the Trust’s Registration Statement on Form N-1A, together with all Exhibits thereto (the “Registration Statement”) relating to the issuance and sale by the Trust of an indefinite number of shares of beneficial interest of the Trust’s series having fiscal years ending July 31, 2025, to be dated on or about November 28, 2025. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Amended and Restated Declaration of Trust and its Bylaws.

Based upon the foregoing, we are of the opinion that the shares proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the U.S. Securities and Exchange Commission, and to the use of our name in the Trust’s Registration Statement and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP